SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.___)

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HAWKINS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HAWKINS, INC.

3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
August 7, 2008

To our Shareholders:

The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Thursday, August 7, 2008, at 3:00 p.m., Central Daylight Time, for the following purposes:

1.	To elect eight directors; and
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 2, 2008 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

Dated: July 9, 2008	BY ORDER OF THE BOARD OF DIRECTORS
KATHLEEN P. PEPSKI, Secretary

IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT

HAWKINS, INC.

3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

July 9, 2008

The following statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders to be held on Thursday, August 7, 2008 at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Daylight Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about July 9, 2008.

SOLICITATION

The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

REVOCATION AND VOTING OF PROXY

Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the nominees for director as set forth in this Proxy Statement. Our management is not aware of any other business that will, or is likely to, come before the meeting. If any other business does properly come before the meeting, the persons named in the accompanying proxy will vote in accordance with their judgment as to what is in our company’s best interests.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but will not be treated as votes in favor of the proposals. Accordingly, a withholding or an abstention will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on July 2, 2008, the record date, there were 10,246,458 shares of our common stock, par value $.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

ELECTION OF DIRECTORS
(PROPOSAL 1)

At the Annual Meeting, eight persons are to be elected to our Board of Directors, each to hold office for the ensuing year or until his successor is duly elected and qualified. Our By-laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our By-laws provide that the nominees must be elected by the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting (whether in person or by proxy). Abstentions have the effect of a vote against the nominees. Proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

Our Board of Directors has nominated John S. McKeon, John R. Hawkins, Howard M. Hawkins, Duane M. Jergenson, G. Robert Gey, Daryl I. Skaar, Eapen Chacko and James A. Faulconbridge for election to the Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Directors

Our directors, including the nominees, have served as our directors continuously since the year indicated below. The following information, as of June 30, 2008, including the principal occupation or employment of each director, has been furnished to us by the respective directors. All positions are with our company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since

John S. McKeon	Chairman of the Board since September 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from November 2003 to June 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from August 1993 to November 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	63	1984
John R. Hawkins	Chief Executive Officer since February 2000; Chairman of the Board from 2000 to 2005; President from December 1998 to February 2000; Executive Vice President from 1997 to December 1998; Vice President of Sales from 1987 to 1997; Secretary from 1991 to 1999.	56	1989
Howard M. Hawkins	Retired; Treasurer from 1973 to 1999; Vice President from 1996 to 1999.	64	1976

Director	Principal Occupation or Employment	Age	Director Since

Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	61	1996
G. Robert Gey	Retired; President of Fuller Brands from 2003 to 2006 and President of The Fuller Brush Company from 2002 to 2006; President of Pentair Service Equipment Business from 1996 to 2001; Vice President of Pentair Corporate Development from 1995 to 1996; President of Niagara Paper Corp. from 1992 to 1995; various positions with Pentair, Inc. from 1983 to 1992.	63	1999
Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	66	2001
Eapen Chacko	Vice President and Chief Financial Officer of MedicalCV, Inc. from 2006 to 2007; Vice President and Chief Financial Officer of Possis Medical, Inc. from 2000 to 2005; Vice President for Investor and Public Relations, Corporate Communications of Possis Medical, Inc. from 1999 to 2000; Director of Investor Relations of Fingerhut Companies from 1995 to 1999; Vice President of Equity Capital Markets Research at Dain Bosworth from 1992 to 1995; Vice President of Equity Research of Roulston Research Corporation from 1988 to 1992; Vice President and Chief Economist of Safian Investment Research from 1985 to 1987.	60	2006
James A. Faulconbridge	Principal of Kargas-Faulconbridge since 1996.	40	2006

Howard M. Hawkins and John R. Hawkins are brothers. There are no other family relationships between any of our executive officers or directors.

Director Independence

Our Board of Directors has determined that all of our directors, except Howard M. Hawkins, John R. Hawkins and John S. McKeon, are “independent” as that term is defined under the applicable independence listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held five meetings in fiscal 2008. All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2007. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.

Audit Committee

The Audit Committee, which consists of Eapen Chacko (Chair), Daryl I. Skaar and G. Robert Gey, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held five meetings during fiscal 2008.

All members of the Audit Committee are “independent” as that term is defined in the applicable standards of the NASDAQ Stock Market, Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules adopted by the Securities and Exchange Commission (the “SEC”) pursuant to Sarbanes-Oxley. Our Board of Directors has determined that Eapen Chacko, Daryl I. Skaar and G. Robert Gey are “audit committee financial experts,” as the term is defined under Section 407 of the Sarbanes-Oxley Act and the rules promulgated by the SEC in furtherance of Section 407.

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee

The Compensation Committee, which consists of Duane M. Jergenson (Chair), Daryl I. Skaar and James A. Faulconbridge, is responsible for establishing compensation policies for our company and for reviewing and setting compensation for our executive officers. The Compensation Committee held eight meetings during fiscal 2008.

All members of the Compensation Committee are “independent” as that term is defined in the applicable standards of the NASDAQ Stock Market.

During fiscal 2008, the Compensation Committee retained independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and peer company compensation programs. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultant and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Corporate Governance and Nominating Committees

During fiscal 2008, we had a Corporate Governance and Nominating Committee, which consisted of John S. McKeon (Chair), Duane M. Jergenson, G. Robert Gey and Eapen Chacko and was responsible for identifying individuals qualified to become directors and recommending nominees to our Board for election at annual meetings of shareholders, monitoring developments in director compensation and, as appropriate, recommending changes in director compensation to our Board, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Corporate Governance and Nominating Committee held three meetings during fiscal 2008.

All directors who were members of the Corporate Governance and Nominating Committee in fiscal 2008, except for John S. McKeon, are “independent” as that term is defined in the applicable standards of the NASDAQ Stock Market.

On June 30, 2008, our Board of Directors split the Corporate Governance and Nominating Committee into two separate committees. The new Governance Committee consists of John S. McKeon (Chair), G. Robert Gey, Eapen Chacko and Duane M. Jergenson. The Governance Committee is responsible for monitoring and recommending to our Board corporate governance principles and business conduct guidelines; recommending as necessary changes in the size of the Board and its committees; reviewing and approving the processes for Board evaluation and director education policies; recommending to the Board the number, timing and duration of Board and committee meetings; and recommending to the Board changes in director compensation. The responsibilities of the Governance Committee are set forth in the Governance Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

The new Nominating Committee consists of G. Robert Gey (Chair), Duane M. Jergenson and James A. Faulconbridge. The Nominating Committee is responsible for recommending as necessary changes in the composition of the Board and its committees, developing a pool of potential director candidates for consideration in the event of a vacancy on the Board, recommending to the Board nominees for membership on the Board and reviewing and approving the processes for new director orientation. The responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com). The new Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the upcoming Annual Meeting of Shareholders.

Nominating Process

In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, and a completed director nominee questionnaire (available from our Secretary upon request) to our Secretary no later than 60 days after the end of our fiscal year. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares of our company owned and for how long). The Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service.

Communications with Directors

Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has (i) reviewed and discussed our audited financial statements for the fiscal year ended March 30, 2008 with both our management and our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”); (ii) discussed with Deloitte the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with Deloitte its independence; and (iv) considered whether the level of non-audit services provided by Deloitte is compatible with maintaining the independence of Deloitte.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2008 for filing with the SEC.

Eapen Chacko (Chair)   G. Robert Gey   Daryl I. Skaar
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows the aggregate fees billed to us by Deloitte for services rendered during the fiscal years 2008 and 2007. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	Fiscal 2008	Fiscal 2007

Audit Fees	$363,000	$396,000
Audit-Related Fees (a)	56,000	22,000
Tax Fees (b)	77,000	40,000

Total	$496,000	$458,000

(a)	Includes fees for audits in connection with our benefit plans and $32,000 in fiscal 2008 for services related to the acquisition of Trumark, Inc.
(b)	Includes tax preparation and consulting fees.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by Deloitte during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on individual performance, company performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to remain with our company.  We seek to reward current results and motivate long-term performance through a combination of short- and long-term incentives that meet our performance, alignment and retention objectives.

Determining Executive Compensation for Fiscal 2008

Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,
•	annual cash bonus compensation,
•	contributions to long-term benefit plans,
•	matching contributions to our employee stock purchase plan, and
•	other benefits.

The Compensation Committee did not apply a mechanical formula or target a specific amount relative to comparative data for each individual, nor did the committee target a specific amount or relative weight for each component of compensation. Rather, the committee members considered all elements of compensation together and utilized their experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.

The Compensation Committee retained independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and peer company compensation programs during fiscal 2008. The Compensation Committee views the information provided by Towers Perrin as one of a number of tools available to the Committee in assessing executive compensation. The comparative information provided by them was from companies offering products similar to ours and from companies of comparable size to us.

Elements of Executive Officer Compensation

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. Base salaries for our executive officers are reviewed annually by the Compensation Committee. Historically, annual adjustments to base salaries were made primarily based on changes in cost of living due to inflation, consistent with adjustments made to the salary or wages of our other employees. In September 2007, the Compensation Committee, with the assistance of Towers Perrin, did a detailed review of the base salaries for all of our executive officers. As part of this review, the Compensation Committee considered each executive officer’s performance for the prior year; his or her experience, expertise and position within our company; overall company performance; and compensation levels for comparable positions at other competitive companies. Following this methodology, the Compensation Committee determined that effective October 1, 2007 increases in base salaries were appropriate for certain of the executive officers. The base salaries paid to our executive officers during fiscal 2008 are listed in the Summary Compensation Table below.

Annual Cash Bonus Compensation

Annual cash bonus compensation is a key component of our executive compensation strategy. The purpose of annual cash bonus compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed bonus for any fiscal year. However, under the terms of our employment offer, we agreed to pay our Chief Financial Officer a pro-rated bonus for her first full month of employment, March 2008.

Bonuses are paid twice each year with 60% of the bonus opportunity based on the first six months of our fiscal year and 40% based on the last six months. This split reflects the fact that we have historically generated a higher level of profits during the first six months of our fiscal year than the second half of our fiscal year.

Bonus Compensation for First Six Months.  For the first six months of fiscal 2008, the Compensation Committee designated the following factors for determining whether a bonus would be paid and in what amount:

•	corporate performance,
•	business unit performance,
•	success of company initiatives, and
•	leadership.

The corporate performance portion of the bonus was based on our company-wide results as measured by income before taxes for the first six months of fiscal 2008 as compared to the company’s income before taxes for the same period in fiscal 2007. The business unit performance portion of the bonus is based on business unit profitability for the first six months of fiscal 2008 as compared to the respective business unit’s profitability for the same period in fiscal 2007. The company initiatives related to implementation of our new ERP system and compliance with Section 404 of Sarbanes-Oxley. The leadership goals were based on a general perception of an individual’s guidance and ability to direct others within our company and were also related to efforts to build support for the successful implementation of the ERP system. The Compensation Committee consulted with the Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective company initiatives and leadership goals. In determining the level of corporate performance and business unit profitability for calculation of the bonuses for the first half of fiscal 2008, the Compensation Committee excluded certain costs relating to the implementation of the ERP system and compliance with Section 404 of Sarbanes-Oxley.

The bonus opportunity for our Chief Executive Officer for the first six months of fiscal 2008 was weighted as follows: 80% based upon our company-wide performance, 10% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities.

The bonus opportunity for our Chief Financial Officer for the first six months of fiscal 2008 was weighted as follows: 80% based upon our company-wide performance, 10% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities.

Our remaining executive officers were each responsible for one of our business units and their bonuses for the first six months of fiscal 2008 were weighted as follows: 40% based upon our company-wide performance, 40% based upon the performance of their respective business unit, 10% based upon our progress in implementing our ERP system and complying with Section 404 of Sarbanes-Oxley, and 10% based upon leadership abilities.

The targeted bonus opportunity for our executive officers for the first six months of fiscal 2008 ranged from 35% to 50% of the respective executive officer’s base salary. Our participants were eligible to receive more than the targeted bonus opportunity if the Compensation Committee determined that they exceeded their respective goals. Partial achievement of the goals resulted in reduced bonus payments as determined by the Compensation Committee.

Bonus Compensation for Second Six Months.  The Compensation Committee, with the assistance of Towers Perrin, reviewed our annual cash bonus program and made several changes effective for the second six months of fiscal 2008, beginning on October 1, 2007. Factors considered by the Compensation Committee in making these changes included:

•	establishing a minimum level of performance for the receipt of any bonus,
•	providing an opportunity for increased payouts for superior performance, and
•	review of comparable cash bonus programs at competitive companies.

For the second six months of fiscal 2008, the Compensation Committee designated the following factors for determining whether a bonus would be paid and in what amount:

•	corporate performance,
•	business unit performance, and
•	individual objectives.

The corporate performance portion of the bonus was based on our company-wide results for the second six months of fiscal 2008 as measured by income before taxes as compared to a targeted level of income before taxes for that period. The business unit performance portion of the bonus is based on business unit profitability for the second six months of fiscal 2008 as compared to a targeted level of profitability for the respective business unit for that period. The individual objectives included executive team development, strategic planning improvements and successful business expansion. The Compensation Committee consulted with the Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective individual objectives.

The bonus opportunity for our Chief Executive Officer for the second six months of fiscal 2008 was weighted as follows: 80% based upon our company-wide performance against our income targets and 20% based upon meeting individual objectives.

The bonus opportunity for our Chief Financial Officer for the second six months of fiscal 2008 was weighted as follows: 80% based upon our performance against our income targets and 20% based upon individual objectives.

Our remaining executive officers were each responsible for one of our business units and their bonuses for the second six months of fiscal 2008 were weighted as follows: 40% based upon our company-wide performance against our income targets, 40% based upon the performance of their respective business unit, and 20% based upon individual objectives.

The bonus opportunity for the executive officers is based on the following percentages of base salary for the period:

Position	Threshold Bonus	Target Bonus	Maximum Bonus

Chief Executive Officer	30%	60%	120%
Other Executive Officers	17.5-20%	35-40%	70-80%

No bonus payments will be made unless the threshold level of 80% of the respective performance target is achieved. Performance between 80% and 100% of the respective target will be rewarded on a linear scale from 50% of the target bonus for exactly achieving 80% of the performance target to 100% of the target bonus for achieving the respective target (e.g., 90% of performance target will lead to an award of 75% of the target bonus). Performance between 100% and 120% of the respective target will be rewarded on a linear scale from 100% of the target bonus for exactly meeting the performance target to 200% of the target bonus for exceeding the performance target by 20% (e.g., 105% of performance target will lead to an award of 125% of the target bonus). Performance over 120% of the applicable performance target will not result in any additional bonus payments.

Equity Awards

We have not traditionally used long-term equity incentive awards as part of our executive compensation program. More recently, the Compensation Committee has approved two separate grants of restricted stock in fiscal 2005 and fiscal 2007 to certain executive officers and other key employees in connection with the implementation of our ERP system and our efforts to comply with Section 404 of Sarbanes-Oxley.

Subsequent to the end of fiscal 2008, the Compensation Committee, with the assistance of Towers Perrin, reviewed our equity incentive award practices for the executives officers and determined to adopt a new equity incentive compensation program with the first grants made in May 2008 for fiscal 2009. Factors considered by the Compensation Committee in establishing this equity incentive program included:

•	aligning the interests of the participants with those of our shareholders,
•	providing incentives for the retention of executive officers,
•	establishing a minimum level of performance for payouts under certain of the equity awards,
•	providing an opportunity for increased payouts for superior performance for certain of the equity awards, and
•	review of comparable equity incentive programs at competitive companies.

The new equity incentive award program consists of a combination of:

•	grants to each executive officer of traditional stock options at fair market value on the date of grant with vesting on the third anniversary of the date of grant, and
•	grants of performance units based on company performance during fiscal 2009.

Under this new program, each executive officer was granted in May 2008 a non-statutory stock option agreement and a performance unit representing a future issuance of restricted shares of our common stock based on our pre-tax income target for the fiscal year. The actual number of restricted shares issued to each executive officer under the performance unit will be based on a sliding scale for pre-tax income above or below the target and is subject to minimum and maximum thresholds. If our pre-tax income is less than 80% of the target pre-tax income in fiscal 2009, then no executive officer will receive restricted shares from the performance units. If our pre-tax income is between 80% and 100% of the target in fiscal 2009, then the executive officers will receive a number of restricted shares based on a sliding scale between 50% of the target restricted shares and 100% of the target restricted shares. If our pre-tax income is between 100% and 120% of the target in fiscal 2009, then the executive officers will receive a number of restricted shares based on a sliding scale between 100% of the target restricted shares and 150% of the target restricted shares. If our pre-tax income exceeds 120% of the target in fiscal 2009, then the executive officers will receive a maximum number of restricted shares based on 150% of the target restricted shares amount.

The Compensation Committee has established the following target restricted share amounts for the executive officers:

Position	Minimum	Target	Maximum

CEO	4,167	8,333	12,500
Other Officers	1,167	2,333	3,500

The actual number of restricted shares to be issued to each executive officer will be determined after our final financial information becomes available for fiscal 2009. The restricted shares will vest 100% two years after the last day of fiscal 2009. The restricted shares will terminate in their entirety if any executive officer departs the company before the end of the vesting period.

In the event of a change in control of the company or other “fundamental change” as defined below, then the performance unit equity award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance unit. Any shares of restricted stock outstanding under the performance unit equity award will also immediately vest. If a performance unit equity award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance unit and any restricted stock granted under the performance unit equity award will vest in the same manner. We believe that these triggers in our new performance unit equity award agreements in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or dimunition of duties as a result of a fundamental change or a change in control. As defined in our 2004 Omnibus Stock Plan, a “fundamental change” includes the dissolution of the company, a sale of substantially all our assets, a merger or consolidation of the company with or into any other corporation, regardless of whether our company is the surviving entity, or a statutory share exchange involving our capital stock.

In order to partially fund the potential cost of the new equity incentive program, the Compensation Committee determined that the executive officers will no longer participate in our Employee Stock Ownership Plan, or ESOP, beginning in fiscal 2009 or receive matching contributions under the employee stock purchase plan described below beginning in June 2008, each as described below.

Contributions to Long-Term Benefit Plans

All of our executive officers as well as all other non-bargaining employees generally participate in two separate long-term benefit plans during fiscal 2008: our Money Purchase Pension Plan and our ESOP. Contributions to these two plans by our company on behalf of our executive officers have been a key component of our retention objectives since contributed benefits vest over a six-year period. In addition, contributions to our ESOP permitted our executive officers to develop a meaningful stake in our company over time that better aligns their interests with those of our shareholders. As noted above, with the addition of long-term equity incentive awards in fiscal 2009, our executive officers will no longer participate in the ESOP beginning in fiscal 2009.

Under both plans, our executive officers participated on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits being capped at $225,000 for fiscal 2008. This limit will be adjusted in future years under federal tax law for cost-of-living increases. In addition, the aggregate amount contributed by our company in the current plan year for a participant under our Money Purchase Pension Plan and the ESOP was limited to $45,000 for fiscal 2008.

Under our Money Purchase Pension Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During recent years, including fiscal 2008, we made contributions to this plan equal to 15% of each participant’s compensation. For fiscal 2008, we contributed $33,750 on behalf of each executive officer other than Marvin E. Dee, whose employment terminated in December 2007, and Kathleen P. Pepski, who was hired in February 2008, as they were not eligible for a contribution.

Under our ESOP, we contributed a percentage of each eligible participant’s compensation to the plan, which is then credited to individual accounts maintained for participants under the plan. Contributions are made at the discretion of our Board of Directors. During recent years, including fiscal 2008, we made contributions to this plan equal to 5% of each participant’s compensation. For fiscal 2008, we contributed $11,250 on behalf of each executive officer other than Marvin E. Dee, whose employment terminated in December 2007, and Kathleen P. Pepski, who was hired in February 2008, as they were not eligible for a contribution. Participant accounts in the plan are credited with the appropriate gains or losses resulting from plan investments.

Employee Stock Purchase Plan

Our executive officers may acquire our stock through an employee stock purchase plan, which is generally available to all employees. Purchases of common stock under this plan are made from accumulated contributions at the end of each month at the prevailing market price on the designated purchase date, with the objective of allowing our employees to profit when the value of our stock increases over time. Currently, a participant in this plan may authorize us to deduct up to $500 a month from his or her paycheck, and we generally make a matching contribution of 75% of a participant’s purchases under the plan. As noted above, we will no longer be making a matching contribution to our executive officers under the plan beginning in June 2008.

Other Benefits

The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2008, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.

Chief Executive Officer Compensation

Mr. John R. Hawkins has been serving as our Chief Executive Officer since February 2000. Effective October 1, 2007, the Compensation Committee set Mr. Hawkins’ base salary at $322,800, which represented an 18.8% increase over base salary paid during fiscal 2007. For purposes of setting Mr. Hawkins’ base salary, the Compensation Committee utilized the executive compensation practices and methodology described above. For fiscal 2008, Mr. Hawkins received a cash bonus pursuant to our executive bonus plan described above in the amount of $195,065, which is equal to 60.4% of his base salary as of the end of the fiscal year. We believe Mr. Hawkins’ salary and bonus potential continue to be competitive based on market data, his experience and his performance.

Other Agreements and Policies

Post-Retirement Healthcare Coverage

We currently permit any employee who retires after working for us for at least 25 years to continue to participate in our healthcare insurance coverage until that person reaches the age of 65. The cost to the retired employee for that coverage is equal to the amount that the retiree would have been obligated to pay for the coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act). This policy is based on the importance we place on the retention of executive officers and other employees.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or its other four most highly paid executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  We did not believe that the cash bonus opportunity under our fiscal 2008 bonus plan for any of our covered executive officers would have exceeded the $1 million limit when combined with other applicable cash compensation, and as a result the Compensation Committee did not take steps to have the potential bonus payments qualified as performance-based compensation for Section 162(m) purposes.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

Duane M. Jergenson (Chair)       Daryl I. Skaar       James A. Faulconbridge
Compensation Committee of the Board of Directors

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the named executive officers):

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)(d)(e)		Total ($)

John R. Hawkins Chief Executive Officer	2008	300,424	195,065	49,902	49,500		594,891
	2007	271,780	135,873	20,548	48,500		476,701
Kathleen P. Pepski Chief Financial Officer, Vice President, Treasurer and Secretary (beginning February 26, 2008)	2008	20,237	7,878	—	—		28,115
	2007	—	—	—	—		—

Marvin E. Dee Chief Financial Officer, Vice President, Treasurer and Secretary (through December 31, 2007)	2008	149,523	42,898	24,951	285,763(f	)	503,135
	2007	194,128	74,190	10,274	47,431		326,023

Keenan A. Paulson Vice President – Water Treatment Group	2008	191,584	89,049	10,320	49,500		340,453
	2007	175,556	79,067	4,249	48,500		307,372
John R. Sevenich Vice President – Industrial Group	2008	181,163	86,627	—	49,500		317,290
	2007	168,248	74,855	—	48,500		291,603
Daniel E. Soderlund Vice President – Pharmaceutical Group	2008	159,622	64,728	—	64,848(g	)	289,198
	2007	156,024	55,233	—	47,588		258,845

(a)	Cash Bonus

See the description of the factors used to determine annual cash bonuses in the Compensation Discussion and Analysis section above.

(b)	Restricted Stock Grants

Three of our named executive officers received restricted stock grants on December 15, 2006 pursuant to our 2004 Omnibus Stock Plan (the “Stock Plan”), which was adopted by shareholders on July 23, 2004. The grant-date fair value of the awards was determined by multiplying the number of shares awarded by the market price of the shares on the date of grant. The portion of the grant-date fair value expensed in fiscal 2008 in accordance with FAS 123R is reflected in the table. The three named executive officers received the following shares of restricted stock on December 15, 2006: John R.

Hawkins (5,000 shares), Marvin E. Dee (2,500 shares) and Keenan A. Paulson (1,034 shares). All of these shares vested in full on December 15, 2007. These shares are eligible to receive dividends paid on our common stock. As of March 30, 2008, we had no shares of restricted stock outstanding as it relates to our executives and employees.

(c)	Employee Stock Purchase Plan

All of our employees age 18 and over who have been employed by us for 90 days are eligible to participate in our Employee Stock Purchase Plan. Under the plan, each participant authorizes us to deduct a specified amount, not to exceed $500, from the participant’s paycheck each month, to which we generally make a matching contribution of 75% of such amount, to be used by a depository agent to purchase shares of our common stock for the participant’s individual account under the plan. For fiscal 2008, we contributed the following amounts to each named executive officer’s account under this plan: John R. Hawkins ($4,500), Marvin E. Dee ($3,375), Keenan A. Paulson ($4,500), John R. Sevenich ($4,500), and Daniel E. Soderlund ($4,500). As noted above, under the description of our new equity incentive program, executive officers will no longer be receiving a matching contribution under the plan beginning in June 2008.

(d)	Money Purchase Pension Plan

Non-bargaining employees age 21 and over who have been employed by us for one year are eligible to participate in our Money Purchase Pension Plan, a defined contribution pension plan. Each year, we contribute a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. We contributed 15% for fiscal 2008. The annual compensation that was used to determine plan benefits was capped at $225,000 for the plan year ended March 31, 2008; this limit will be adjusted in future years under federal tax law for cost-of-living increases. For fiscal 2008, we contributed the following amounts in respect to each named executive officer’s compensation: John R. Hawkins ($33,750), Keenan A. Paulson ($33,750), John R. Sevenich ($33,750), and Daniel E. Soderlund ($33,750).

Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by our plan. A participant is fully vested after completing six years of service. At retirement, the participant may elect to receive the amount credited to his or her account either as a lump sum, in installments or in the form of an annuity contract.

(e)	Employee Stock Ownership Plan

Non-bargaining employees age 21 and over who have been employed by us for one year are eligible to participate in our ESOP. Contributions to this plan, which are made at the discretion of our Board of Directors, are credited to individual accounts maintained for participants under the plan.

We contributed 5% of each participant’s base salary for fiscal 2008. The annual compensation that was used to determine plan benefits was capped at $225,000 for the plan year ended March 31, 2008; this limit will be adjusted in future years under federal tax law for cost-of-living increases. In addition, the aggregate amount contributed by our company in any one plan year for a participant under our Money Purchase Pension Plan and our ESOP may not exceed $45,000. For fiscal 2008, we contributed the following amounts in respect to each named executive officer’s compensation: John R. Hawkins ($11,250), Keenan A. Paulson ($11,250), John R. Sevenich ($11,250), and Daniel E. Soderlund ($11,250). As noted above, under the description of our new equity incentive program, executive officers will no longer be receiving a matching contribution under the plan beginning in fiscal 2009.

Participant accounts in our ESOP are credited with the appropriate gains or losses resulting from plan investments. A participant is fully vested after completing six years of service. At retirement, the participant may elect to receive the amount credited to his or her account either as a lump sum or in installments.

(f)	Separation Agreement

All Other Compensation for Marvin E. Dee includes compensation of $282,388 paid in accordance with the Separation Agreement dated December 10, 2007 as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2007. This amount consisted of a base salary payment of $198,065, vacation pay of $63,019 as compensation for 660 hours of unused vacation, a pro-rated bonus of $15,888 and a vehicle valued at $5,416.

(g)	Unused Vacation

All Other Compensation for Daniel E. Soderlund includes vacation pay of $15,348 as compensation for 200 hours of unused vacation.

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of stock awards held by certain of our named executive officers during fiscal 2008:

Name	Stock Awards

	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

John R. Hawkins	5,000	73,400
Marvin E. Dee	2,500	36,700
Keenan A. Paulson	1,034	15,179

(a)	Represents the number of shares of restricted stock multiplied by the market value of the underlying shares on the vesting date.

The named executive officers had not been granted any other awards of restricted stock or any stock options, restricted stock units or similar instruments prior to the end of fiscal 2008.

Potential Payments Upon Termination or Change in Control

It has not been our practice to provide our officers with any right to severance payments or benefits, and none of our executive officers currently has an employment, severance or change in control agreement or arrangement with us, except as provided in the new equity incentive awards described in Compensation Discussion and Analysis above. The Compensation Committee does, however, retain the discretion to make severance payment to an executive officer if it believes the specific circumstances warrant a payment. The Compensation Committee did exercise this discretion on one occasion during fiscal 2008 with respect to Mr. Dee’s termination of employment and approved payments of $282,388, consisting of a base salary payment of $198,065, vacation pay of $63,019 as compensation for 660 hours of unused vacation, a pro-rated bonus of $15,888 and a vehicle valued at $5,416. The Separation Agreement provides that Mr. Dee will cooperate and consult with our company as requested with respect to matters about which he had knowledge or responsibility during his employment through December 31, 2008 and will refrain from soliciting or hiring employees of our company or competing with our company during the same time period. Mr. Dee also executed a release in connection with the Separation Agreement.

Director Compensation for Fiscal 2008

During fiscal 2008, we paid each non-employee director an annual retainer of $20,000. We paid an annual retainer of $10,000 to our Chairman of the Board. We also paid annual retainers of $5,000 to the chairs of the Audit Committee and the Compensation Committee and $2,500 to the chair of our

Governance and Nominating Committee. Additionally, our non-employee directors received a meeting fee of $1,000 for each Board and committee meeting attended.

In September 2007, the Compensation Committee adopted a non-employee director compensation program under which each non-employee director is entitled to receive a grant of 1,000 shares of restricted common stock on the date of our Annual Meeting of Shareholders following the end of the fiscal year in which that director served. The restricted stock will vest on the first anniversary of its issuance, subject to acceleration in the event of the director’s death or disability. In order to account for non-employee director service for fiscal 2007, each non-employee director was granted 1,000 shares of restricted common stock on September 18, 2007, and these shares will vest in their entirety on the date of our upcoming Annual Meeting of Shareholders.

During fiscal 2006, we entered into a consulting agreement with John S. McKeon, our Chairman of the Board, to provide consulting services for certain strategic projects. Consulting fees of $60,000 were expensed in fiscal 2008.

The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)		Total ($)

John S. McKeon	47,500	8,715	60,000(b	)	116,215
Howard M. Hawkins	24,000	8,715	—		32,715
Duane M. Jergenson	42,000	8,715	—		50,715
G. Robert Gey	33,000	8,715	—		41,715
Daryl I. Skaar	38,000	8,715	—		46,715
Eapen Chacko	38,000	8,715	—		46,715
James A. Faulconbridge	34,000	8,715	—		42,715

(a)	Each member of the Board received 1,000 shares of restricted stock as part of his retainer on September 18, 2007 pursuant to our 2004 Omnibus Stock Plan, which was adopted by shareholders on July 23, 2004. The grant-date fair value of the awards was determined by multiplying the number of shares awarded by the market price of the shares on the date of grant. The portion of the grant-date fair value expensed in fiscal 2008 in accordance with FAS 123R is reflected in the table. All of these shares vest in full on August 7, 2008 and are eligible to receive dividends paid on our common stock. As of March 30, 2008, we had a total of 7,000 shares of restricted stock outstanding with an aggregate value on that date of $106,750 based on the market price of our common stock.
(b)	Consists of $60,000 in consulting fees.

Compensation Committee Interlocks and Insider Participation

All decisions regarding compensation of our executive officers during fiscal 2008 were made by the Compensation Committee of our Board of Directors. During fiscal 2008, the following directors served on the Compensation Committee: Duane M. Jergenson (Chair), Daryl I. Skaar and James A. Faulconbridge. None of our executive officers participates in any Board vote setting his or her annual salary or bonus. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships as defined by the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our 2004 Omnibus Stock Plan as of March 30, 2008. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(a)	—	—	257,090(b	)

(a)	We maintain one plan that was approved by our shareholders, the 2004 Omnibus Stock Plan. This plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance units or other stock-based awards.
(b)	Includes securities available for future issuance under our 2004 Omnibus Stock Plan. There is no limit on the portion of the 350,000 shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock. As of March 30, 2008, the only awards under this plan had been shares of restricted common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

The following table contains information as of May 31, 2008 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares

Royce & Associates, LLC	1,256,845(b	)	12.3%
GAMCO Investors	524,979(c	)	5.1%
Eapen Chacko	2,123		*
James A. Faulconbridge	2,098		*
G. Robert Gey	10,942		*
Howard M. Hawkins.	203,649(d	)	2.0%
John R. Hawkins	65,087(e	)	*
Duane M. Jergenson	15,902		*
John S. McKeon	28,930(f	)	*
Keenan A. Paulson	2,533(g	)	*
Kathleen P. Pepski	—		—
John R. Sevenich	7,054(h	)	*
Daryl I. Skaar	5,161		*
Daniel E. Soderlund	1,084(i	)	*
All directors and officers as a group (12 persons)	344,563 (j	)	3.4%
Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,533,810 (k	)	15.0%

*	Less than one percent.
(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.
(b)	Based on Schedule 13G filed by Royce & Associates, LLC with the SEC on February 1, 2008 for the period ended December 31, 2007. The address for Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.
(c)	Based on Schedule 13D filed by GAMCO Investors with the SEC on February 14, 2008 for the period ended February 4, 2008. The address for GAMCO Investors is One Corporate Center, Rye, NY 10580.
(d)	Includes 64,195 shares held by Mr. Hawkins’ wife as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. Includes 39,246 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power. Does not include shares representing the beneficial interest of Mr. Hawkins as of May 31, 2008 in our ESOP (91,482 shares).
(e)	Includes 56,160 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power. Includes 60,599 shares that have been pledged as security for a residential mortgage. Does not include shares representing Mr. Hawkins’ beneficial interest as of May 31, 2008 in our ESOP (118,889 shares).
(f)	Includes 492 shares held by Mr. McKeon as custodian for a child as to which Mr. McKeon has sole voting and investment power, but as to which he disclaims beneficial ownership.

(g)	Includes 2,533 shares that Ms. Paulson holds jointly with her husband. Does not include shares representing the beneficial interest of Ms. Paulson as of May 31, 2008 in our ESOP (48,818 shares).
(h)	Includes 7,054 shares that Mr. Sevenich holds jointly with his wife as to which he shares voting and investment power. Does not include shares representing the beneficial interest of Mr. Sevenich as of May 31, 2008 in our ESOP (23,684 shares).
(i)	Includes 1,084 shares that Mr. Soderlund holds jointly with his wife as to which he shares voting and investment power. Does not include shares representing the beneficial interest of Mr. Soderlund as of May 31, 2008 in our ESOP (15,990 shares).
(j)	Does not include shares representing the beneficial interest of the directors and officers as of May 31, 2008 in our ESOP (298,863 shares).
(k)	The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust (the “ESOP”) is Alerus Financial, N.A. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied, except that Keenan A. Paulson, an executive officer, filed a late report with respect to the sale of 3,193 shares in December 2007.

RELATED PARTY TRANSACTIONS

During fiscal 2008, we did not engage in any transactions with related persons in an amount in excess of $120,000.

The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

OTHER MATTERS

Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, has been our auditor since 1971, and has been retained by the Audit Committee as our auditor for the current fiscal year.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they desire. They are expected to be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s Annual Meeting, the written proposal must be received by us at our principal executive office no later than March 11, 2009. Any such proposals also must comply with the rules and regulations of the SEC regarding the inclusion of shareholder proposals in company sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting (without being included in the proxy materials), written notice of the proposal must be received by us no later than May 25, 2009. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article I of our By-laws, as described under the Nominating Process section above. A copy of our By-laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.

FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2008 may do so without charge by writing to: Hawkins, Inc., 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).

Dated: July 9, 2008	BY ORDER OF THE BOARD OF DIRECTORS
KATHLEEN P. PEPSKI, SECRETARY

HAWKINS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 7, 2008

3:00 p.m., Central Daylight Time

Midland Hills Country Club

2001 Fulham Street

Roseville, Minnesota

HAWKINS, INC. 3100 East Hennepin Avenue Minneapolis, Minnesota 55413	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 7, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1.

By signing the proxy, you revoke all prior proxies and appoint John R. Hawkins and Kathleen P. Pepski, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1.	Election of directors:	01 John S. McKeon 02 John R. Hawkins 03 Howard M. Hawkins 04 Duane M. Jergenson	05 G. Robert Gey 06 Daryl I. Skaar 07 Eapen Chacko 08 James A. Faulconbridge	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)